Exhibit 99.d(2)

EXPENSE LIMITATION AGREEMENT

CREDIT SUISSE ASSET MANAGEMENT, LLC

Eleven Madison Avenue

New York, New York 10010

November 14, 2023

Credit Suisse Trust

Eleven Madison Avenue

New York, New York 10010

Dear Sirs:

Credit Suisse Asset Management, LLC herewith confirms our agreement with you as follows:

1.             You are an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “Act”). Pursuant to an Investment Management Agreement dated as of August 24, 2023 (the “Investment Management Agreement”), you have employed us to manage the investment and reinvestment of the assets of Credit Suisse Commodity Return Strategy Portfolio (the “Fund”), a series of Credit Suisse Trust (the “Trust”).

2.             We hereby agree that, notwithstanding any provision to the contrary contained in the Investment Management Agreement, we shall limit as provided herein the aggregate expenses of every character incurred by the Fund, other than Acquired Fund Fees and Expenses, interest charges on Fund borrowings, taxes, brokerage commissions, dealer spreads and other transaction charges, expenditures that are capitalized in accordance with generally accepted accounting principles, short sale dividends, and extraordinary expenses ( e.g., litigation and indemnification and any other costs and expenses that may be approved by the Board of the Trustees, including but not limited to the fees (“Advisory Fees”) payable to us pursuant to the Investment Management Agreement (the “Limitation”). Under the Limitation, we agree that, through May 1, 2025 (the “Termination Date”), such expenses shall not exceed a percentage (the “Percentage Expense Limitation”) of the Fund’s average daily net assets equal to, on an annualized basis, 1.05% for Class 1 shares and 0.80% for Class 2 shares.

To determine our liability for expenses in excess of the Percentage Expense Limitation, the amount of allowable fiscal-year-to-date expenses shall be computed daily by prorating the Percentage Expense Limitation based on the number of days elapsed within the fiscal year, or limitation period, if shorter (the “Prorated Limitation”). The Prorated Limitation shall be compared to the Fund’s expenses recorded through the current day in order to produce the allowable expenses to be recorded for the current day (the “Allowable Expenses”). If Advisory Fees and the Fund’s other expenses for the current day exceed the Allowable Expenses, Advisory Fees for the current day shall be reduced by such excess (“Unaccrued Fees”). In the event such excess exceeds the amount due as Advisory Fees, we shall be responsible for the additional excess (“Other Expenses Exceeding Limit”). Cumulative Unaccrued Fees or cumulative Other Expenses Exceeding Limit shall be paid to us in the future, provided that (1) no such payment shall be made to us more than three years following the applicable month during which such Unaccrued Fees or Other Expenses Exceeding Limit were waived or paid for by us, and (2) such payment shall be made only to the extent that it does not cause the aggregate expenses, on an annualized basis, to exceed either (i) the Percentage Expense Limitation in effect at the time the amount to be repaid was waived or paid for by us or (ii) the Percentage Limitation in effect at the time of such payment.

3.             Nothing in this Agreement shall be construed as preventing us from voluntarily limiting, waiving or reimbursing the Fund’s expenses outside the contours of this Agreement during any time period before or after the Termination Date; nor shall anything herein be construed as requiring that we limit, waive or reimburse any of the Fund’s expenses incurred after the Termination Date, or, except as expressly set forth herein, prior to such date.

4.             This Agreement shall become effective on the date hereof and remain in effect until the Termination Date. The provisions contained in paragraph 2 of this Agreement relating to the reimbursement to us for fee waivers and expense reimbursements previously made by us with respect to the Fund shall survive the expiration or termination of this Agreement.

5.             This Agreement shall be construed in accordance with the laws of the State of New York, provided, however, that nothing herein shall be construed as being inconsistent with the Act.

If the foregoing is in accordance with your understanding, will you kindly so indicate by signing and returning to us the enclosed copy hereof.

Very truly yours,

CREDIT SUISSE ASSET MANAGEMENT, LLC

By:	/s/ Omar Tariq
	Name:	Omar Tariq
	Title:	Director

Agreed to and accepted

as of the date first set forth above.

CREDIT SUISSE TRUST,

on behalf of Credit Suisse Commodity Return Strategy Portfolio

By:	/s/ Karen Regan
	Name:	Karen Regan
	Title:	Vice President and Secretary